EXHIBIT 10.5

                             Apologetic Productions
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

                                 January 1, 2003

Billy Dead, Inc.
2312 Lorenzo Dr.
Los Angeles, California 90068
Attention: Ms. Julie Lynn

Re:   Premises located at 2312 Lorenzo Dr.
      Los Angeles, California 90068 (the "Premises")

Ladies and Gentlemen:

Apologetic Productions hereby agrees to allow your concurrent use of the Premises with us subject to, and in consideration of, the following terms and conditions:

            1. Term. Subject to the other terms contained herein, this Agreement shall continue in effect from the date hereof until terminated by either party in writing by giving thirty (30) days notice thereof to the other party.

            2. Payment Terms. Upon the consummation (the "Closing Date") of the public offering of shares of Series A Preferred stock (the "Preferred Stock") in Billy Dead Inc. (the Company), the Company agrees to pay Apologetic Productions as soon as feasible but not later than thirty (30) days following the Closing Date the sum of $300 (three hundred dollars), which amount shall allow the Company to remain on the Premises for an additional three years following the Closing Date, in accordance with the terms of this Agreement. If at any time prior to the expiration of three years after the Closing Date and if the Company has made payment of such $300, Apologetic Productions notifies the Company of its intention to terminate this Agreement, then Apologetic Productions shall reimburse the Company of the pro rata portion of such $300 as determined by the number of days elapsed during the three year period following the Closing Date.

            3. Scope of Use. Apologetic Productions agrees to allow the Company to use any or all of the Premises for its business activities as it deems reasonably necessary for the conduct of its ordinary business. We agree that at any time prior to the Closing Date, the Company may, at its own cost and expense, employ up to four (4) employees at the Premises and ten (10) employees thereafter. The Company will be responsible for and shall promptly pay any disbursements or expenses (e.g. telephone, overnight courier, photocopy, telefacsimile, overtime, messenger) it accrues as a result of its use of the Premises.

            4. Premises; Consents. The parties acknowledge that Apologetic Productions may relocate out of the Premises after the expiration of the lease covering the Premises or


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                  at such time which Apologetic Productions deems necessary or advisable. Apologetic Productions agrees to utilize its best efforts to negotiate terms and conditions on any subsequent lease or other document governing premises which Apologetic Productions would occupy that would allow an agreement substantially similar to this Agreement to exist. Apologetic Productions agrees to utilize its commercially reasonable efforts to obtain any consents and/or waivers required as a result of its execution of this Agreement or on any subsequent premises it may occupy.

            5. Miscellaneous. This Agreement may not be assigned without the written consent of the other party. This Agreement represents the entire agreement among the parties and supercedes all prior agreements (written or oral), negotiations or understandings among the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or waived unless in writing by the parties hereto and no amendment or waiver entered into shall be deemed to be an amendment or waiver of any other provision of this Agreement. This agreement may only be modified or amended by unanimous consent of the Company's Board of Directors in an express written agreement signed by all members of the Board. This Agreement shall be governed by the laws of the State of California (without regard to its conflict of law provisions), as applied to agreements executed within such State. The parties hereby consent to the jurisdiction of the courts of the State of California, located in Los Angeles, California.

      By your signature below, you hereby agree to the terms and conditions contained herein.

                                   Sincerely,

                                   Apologetic Productions


                                   By:  /s/  JULIE LYNN
                                      -----------------------------
                                        (Julie Lynn)
                                        Owner

      Agreed:

      Billy Dead, Inc.


      By:  /s/  CHARLES F. RYAN III
      -----------------------------
         (Charles F. Ryan III)
         President and Chief Executive Officer